Exhibit 99.1
Guess?, Inc. Announces Appointment of Katie Anderson as Chief Financial Officer

Los Angeles, CA-November 6, 2019 - Today Guess?, Inc. (NYSE: GES) announced that Katie Anderson has been appointed Chief Financial Officer, effective December 2, 2019. Ms. Anderson will replace Sandeep Reddy, who will be leaving the Company on December 1, 2019.

Ms. Anderson joins Guess? from California Pizza Kitchen (CPK), where she has served as Chief Financial Officer since November 2016. Between 2010 and 2016, Ms. Anderson held other finance roles at CPK including Senior Vice President of Corporate Finance and Senior Vice President of Financial Planning and Analysis. After leaving CPK in February 2016 to become the CFO of Sprinkles Cupcakes, she returned to CPK as its CFO. Ms. Anderson began her career in investment banking at Citi and then Moelis & Company. She received her B.A., Economics from Northwestern University and her M.B.A. from UCLA Anderson School of Management.

Carlos Alberini, CEO, commented, “We are very excited to welcome Katie into our Company to lead our Global Finance, Accounting, Treasury, Tax and Strategy functions. She brings great strategy and retail experience, strong leadership skills and tremendous passion to the role. I am very confident that Katie is the right leader and business partner to drive our team and our business to the next level of growth and profitability.”

Sandeep Reddy will remain CFO through December 1, 2019 and will participate in the Company’s earnings call for the Third Quarter scheduled for November 26, 2019.

Carlos Alberini, CEO, added, “We thank Sandeep for all his contributions during his 9 years with Guess? and wish him success in his future endeavors.”

The Company plans to host its Investor Day in New York City on December 3, 2019. In addition to CEO Carlos Alberini and other Company executives, new CFO Katie Anderson will be present at the event and will participate in the meeting. Further details concerning the Guess? Investor Day will be provided at a later date.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 3, 2019, the Company directly operated 1,162 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 562 additional retail stores worldwide. As of August 3, 2019, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contact:	Investor Relations Contact:
Guess?, Inc.	Tom Filandro, Managing Director
Fabrice Benarouche	ICR, Inc.
VP, Finance and Investor Relations	(646) 277-1235
(213) 765-5578	tom.filandro@icrinc.com

Source: Guess?, Inc.